UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

On January 31, 2014, Regado Biosciences, Inc., a Delaware corporation (the “Company” or “we”) entered into Securities Purchase Agreements (the “Securities Purchase Agreement”), with the institutional and other accredited investors identified therein (each, an “Investor” and collectively, the “Investors”), relating to a private placement (the “Private Placement”) of the Company’s common stock (“Common Stock”). Under the Securities Purchase Agreement, the Investors agreed to purchase an aggregate of 4,000,000 shares of Common Stock priced at $5.00 per share (the “Securities”), for aggregate gross proceeds of $20 million. The closing of the Private Placement is expected to occur on or about February 5, 2014 and is subject to customary closing conditions. There can be no assurance that the Company will successfully close the Private Placement.

Cowen and Company, LLC acted as lead placement agent and BMO Capital Markets Corp. acted as co-placement agent in connection with the Private Placement. The Company will pay the placement agents a fee equal to 6% of the gross proceeds raised in the Private Placement.

The net proceeds of the Private Placement are expected to be used for general corporate purposes, including the ongoing Phase 3 REGULATE-PCI clinical trial.

Pursuant to the terms of the Securities Purchase Agreement, we are required to use reasonable efforts to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of the Securities for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), on or prior to the earlier of (i) sixty (60) days after the closing date of the Private Placement and (ii) five (5) business days after the date on which the Company files its annual report on Form 10-K for the year ended December 31, 2013. We are required to keep the registration statement(s) continuously effective until the earlier of the date (i) on which all securities covered by the registration statement have been sold, (ii) the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144 (iii) or the date that is two (2) years following the closing date of the Private Placement. We agreed to bear the expenses incurred in complying with the registration rights provisions. The Securities Purchase Agreement also includes customary indemnification provisions regarding the registration rights.

In the event that (i) the Company has not filed a registration statement or a final prospectus within the prescribed time period or (ii) the SEC has not declared effective a registration statement within the prescribed time period the Company shall pay to the Investors on the occurrence of each such event and on each monthly anniversary thereof until the applicable event is cured, an amount in cash equal to 1.0% of the aggregate amount invested by such Investor pursuant to the Securities Purchase Agreement for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective, provided that all payments, in the aggregate shall not exceed 10% of the aggregate purchase price.

The foregoing description of the Securities Purchase Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of such agreement, which is filed as an exhibit to this Form 8-K. The Securities Purchase Agreement is not intended to provide any other factual information about us. The Securities Purchase Agreement contains certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. The representations, warranties and covenants made by the Company in Securities Purchase Agreement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements and such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs.

On January 31, 2014, the Company issued a press release announcing the Private Placement. A copy of the Company’s press release is being filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

99.1	Press Release, dated January 31, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: January 31, 2014